UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2020

Ondas Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-56004	47-2615102
(State or other jurisdiction of incorporation	(Commission File Number	(IRS Employer Identification No.)

165 Gibraltar Court, Sunnyvale, California 94089
(Address of principal executive offices) (Zip Code)

(888) 350-9994

Registrant’s telephone number, including area code:

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Offering

On August 27, 2020 (the “Closing Date”), Ondas Holdings Inc. (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with certain purchasers (the “Investors”), which provided for the sale of an aggregate of $1.435 million of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) at a cash purchase price of $2.00 per share (the “Purchase Price”) (the “Offering”). On August 27, 2020, pursuant to the Purchase Agreements, the Company issued an aggregate of 717,500 shares of Series A Preferred to the Investors (the “Closing”). The aggregate gross proceeds to the Company from the Closing was $1.435 million. After payment of offering expenses, the net proceeds to the Company from the Closing was approximately $1.310 million.

Pursuant to the Purchase Agreements, the Company has agreed to indemnify the Investors for liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company or its subsidiary in the Purchase Agreements or related documents or (ii) any action instituted against an Investor with respect to the Offering, subject to certain exceptions. The Purchase Agreements also contains customary representations and warranties and covenants of the Company and was subject to customary closing conditions.

 National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc., acted as sales agent (the “Sales Agent”) in the Offering. On the Closing Date, the Sales Agent received an aggregate cash fee of $114,800, or 8.0% of the gross proceeds raised in connection with the Closing.

The Series A Preferred were offered and sold exclusively to accredited investors in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates and book entry statements issued in the transaction. The offer and sale of the securities were made without any general solicitation or advertising.

The foregoing summary of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of Purchase Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Amendment of Notes Payable and Other Financing Agreements

On January 7, April 4, May 1, June 27, 2019 and August 13, 2019, the Company filed Current Reports on Form 8-K (the “Prior 8Ks”) with the Securities and Exchange Commission, to report the extension of maturity dates on certain notes payable and other financing agreements of the Company or its subsidiaries. Unless otherwise defined herein, capitalized terms have the same meaning as those used in the Prior 8Ks.

On the Closing Date, Ondas Networks Inc. (“Ondas Networks”), the wholly owned subsidiary of the Company, entered into a Loan Amendment to further amend a Private Placement Note (the “Outstanding Note”) to amend the definition of the “Next Equity Financing” or “Offering”, as applicable, to an equity offering of not less than $1,000,000 on or before the maturity date. The form of Loan Amendment is filed herewith as Exhibit 10.2.

Conversion of Notes Payable and Other Financing Agreements

In connection with the Closing, on the Closing Date, the Outstanding Note, with an aggregate of $265,779.16 principal and interest outstanding, was converted into an aggregate of 132,890 shares of Series A Preferred, pursuant to the terms of the Outstanding Note and the debt owed under the Outstanding Notes was extinguished.

Item 1.02 Termination of a Material Definitive Agreement.

        The disclosures required by Item 1.02 are set forth above under Item 1.01 and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures required by Item 3.02 are set forth above under Item 1.01 and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Form of Securities Purchase Agreement.
10.2	Form of Loan Amendment

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2020	ONDAS HOLDINGS INC.

	By:	/s/Eric A. Brock
Eric A. Brock
Chief Executive Officer

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